(Letterhead of Bradley C. Burningham, Esq.)



December 1, 2003


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Oak Ridge Micro-Energy, Inc., a Colorado corporation (the "Registrant"), SEC File No. 033-20344-LA, to be filed on or about December 2, 2003, covering the registration and issuance of 700,000 shares of common stock to six individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,


                                   /s/ Bradley C. Burningham

cc:    Oak Ridge Micro-Energy, Inc.